EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CSG Names Ken Kennedy Chief Operating Officer

DENVER, January 13, 2021 – CSG (NASDAQ: CSGS) today announced it has appointed Ken Kennedy as chief operating officer and president of its Revenue Management and Digital Monetization solutions unit. Previously president of technology and product, Kennedy has dedicated the last 15 years of his career at CSG to leading the company’s product management, engineering, and platform operations across CSG’s solutions portfolio.

“Ken’s innovation and vision has helped CSG become the leading global provider of digital monetization and customer engagement solutions that help our clients compete and thrive in an ever-changing world,” said Brian Shepherd, president and CEO of CSG.  “He continues to strengthen our platform-based business model that supports our customers’ most complex business requirements, while delivering agility, flexibility and long-term profitability through cloud-based solutions.”

A forerunner in cloud technology, Kennedy will leverage his expertise to accelerate the growth and development of CSG’s cloud-based software-as-a-service (“SaaS”) platforms and solutions. He will also continue to grow the company’s vast network of ecosystem and systems integrator partners to enhance its holistic approach to solution development.

“The industry is undergoing a tremendous amount of change and transformation.  However, CSG’s mission remains the same – to be customer obsessed in our relentless focus to solve their most pressing business challenges,” said Kennedy. “I am honored to be selected for this new role, maintaining my solid commitment to optimizing our customers’ cloud-based go-to-market strategies alongside the industry’s most talented team of technology professionals.”

As president of the Revenue Management and Digital Monetization unit, Kennedy will identify and drive revenue across the company’s different regions, developing products and solutions that deepen CSG’s relationships with its customers to help them solve their toughest business challenges, while fostering growth and innovation across the enterprise.

In addition to his work at CSG, Kennedy brings extensive experience in the BSS/OSS space, product portfolio strategy, SaaS deployment and technology engineering expertise. Kennedy was one of the original founders of Telution, serving as vice president of software development and professional services. He also worked at Andersen Consulting where he developed distributed software solutions for the manufacturing, financial services and communications industries.

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About CSG

For more than 35 years, CSG has simplified the complexity of business, delivering innovative customer engagement solutions that help companies acquire, monetize, engage and retain customers. Operating across more than 120 countries worldwide, CSG manages billions of critical customer interactions annually, and its award-winning suite of software and services allow companies across dozens of industries to tackle their biggest business challenges and thrive in an ever-changing marketplace. CSG is the trusted partner for driving digital innovation for hundreds of leading global brands, including AT&T, Charter Communications, Comcast, DISH, Eastlink, Formula One, MTN and Telstra. To learn more, visit our website at csgi.com and connect with us on LinkedIn and Twitter.

Copyright © 2021 CSG Systems International, Inc. and/or its affiliates (“CSG”). All rights reserved. CSG® is a registered trademark of CSG Systems International, Inc. All third-party trademarks, service marks, and/or product names which are referenced in this document are the property of their respective owners, and all rights therein are reserved.

Contacts:

Brad Jones

Global / North America / Asia-Pacific Public Relations

CSG

+1 (303) 200-3001

brad.jones@csgi.com

Kristine Østergaard

CSG

Europe / Middle East / Africa Public Relations

+44 (0)75 0051 8412

kristine.ostergaard@csgi.com

John Rea

Investor Relations

CSG

+1 (210) 687 4409

john.rea@csgi.com